Exhibit 10.01

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 18th day of March, 2014.

TONIX PHARMACEUTICALS (BARBADOS) LTD.,
a company incorporated and duly licenced as an international business company existing under the laws of Barbados

(the “Purchaser”)

- and -

STARLING PHARMACEUTICALS, INC.,
a company incorporated under the laws of the State of Delaware

(the “Vendor”)

RECITALS

WHEREAS:

A.	The Vendor desires to sell and assign to the Purchaser, and the Purchaser desires to purchase and assume from the Vendor, the Purchased Assets (as hereinafter defined) pursuant to the terms and subject to the conditions contained in this agreement;

B.	Tonix Pharmaceuticals Holding Corp (“HoldCo”) is the sole shareholder of Tonix Pharmaceuticals, Inc. (“Parent”), which is the sole shareholder of the Purchaser; and

C.	HoldCo has agreed to issue and contribute 25,000 shares of its common stock (“Common Shares”) to Parent, which in turn will contribute such Common Shares to Purchaser for Purchaser to use as partial consideration of the purchase price to be paid hereunder.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto as follows:

Article 1
PRINCIPLES OF INTERPRETATION

1.1                            Definitions.

In this Agreement, capitalized terms shall have the meanings set out in Appendix 1 hereto.

1.2                           Schedules. The following schedules and appendices are deemed to be an integral part of this Agreement and are attached hereto and incorporated herein by reference:

Appendices

1	Definitions

2	Vendor’s Representations and Warranties

3	Purchaser’s Representations and Warranties

Schedules

1	Intellectual Property

1.3                           Headings and Table of Content. The inclusion of headings and of a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4                           Gender and Number. In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5                           Currency. All amounts in this Agreement are references to U.S. currency.

1.6                           Invalidity of Provisions. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.7                           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no warranties, conditions or representations (including any that may be implied by statute) and there is no agreement in connection with such subject matter, except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any party hereto or its directors, officers, employees, agents or shareholders, to any other party hereto or its directors, employees, agents or shareholders, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent aforesaid.

1.8                           Waiver, Amendment. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.9                           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and to be performed within such state, without regard to any conflicts of laws provisions. The parties agree to the exclusive jurisdiction of the courts located in New York, New York.

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1.10                         Schedules. Any item disclosed in the schedules attached hereto, under any specific section or schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every section of this Agreement in respect of which such disclosure is required. In no event shall any party hereto have any liability by virtue of its failure to disclose in response to any section of this Agreement items which are disclosed herein in respect to another section of this Agreement.

Article 2
PURCHASE AND SALE

2.1                           Agreement to Purchase/Sell. Subject to the terms and conditions of this Agreement, and with effect at the Time of Closing, the Vendor hereby sells to the Purchaser and the Purchaser hereby purchases from the Vendor all right, title and interest of the Vendor in and to the worldwide Intellectual Property and Intellectual Property Rights related to inventions described in the provisional patent application listed on Schedule 1, including such provisional patent application (the “Purchased Assets”).

2.2                           Payment of Purchase Price. The purchase price (the “Purchase Price”) for the Purchased Assets shall be paid and satisfied by transfer to the Vendor of 25,000 fully paid and non-assessable Common Shares and $125,000 in cash.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1                           By the Vendor. The Vendor represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying upon the following representations and warranties in connection with entering into this Agreement and the transactions contemplated hereby) as set out in Appendix 2 hereto.

3.2                           By the Purchaser. The Purchaser represents and warrants to the Vendor (and acknowledges that the Vendor is relying upon the following representations and warranties in connection with entering into this Agreement and the transactions contemplated hereby) as set out in Appendix 3 hereto.

3.3                           No Finder’s Fees. Each of the Vendor and the Purchaser represents and warrants to the other, in connection with this Agreement, that it has not taken, and agrees that it will not take, any action that would cause the other to become liable to any claim or demand for a brokerage commission, finder’s fee, fiscal advisory fee or other similar payment.

Article 4
COVENANTS

4.1                           Conduct of the Vendor At Closing. The Vendor covenants and agrees with the Purchaser that at the Time of Closing:

4.1.1	Corporate Authority. The Vendor shall deliver to the Purchaser evidence satisfactory to the Purchaser’s counsel that all necessary corporate authorizations authorizing and approving the transactions contemplated herein have been obtained.

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4.1.2	Conveyance Documentation. The Vendor shall deliver within one (1) month from Closing to the Purchaser all necessary deeds, conveyances, bills of sale, transfers, assignments and any other documents necessary or reasonably required in the opinion of the Purchaser’s counsel to transfer effectively to the Purchaser good and marketable title to the Purchased Assets, free and clear of all Charges, including evidence satisfactory to the Purchaser’s counsel that the Vendor has obtained all Required Consents.

4.1.3	Possession of Tangible Assets. The Vendor shall deliver to the Purchaser possession of the notebooks and data records in respect of the Purchased Assets.

4.2           Conduct of the Purchaser at Closing. The Purchaser covenants and agrees with the Vendor that at the Time of Closing:

4.2.1	Corporate Authority. The Purchaser shall deliver to the Vendor evidence satisfactory to the Vendor’s counsel that all necessary corporate authorizations authorizing and approving the transactions contemplated herein have been obtained.

4.2.2	Conveyance Documentation. The Purchaser shall deliver to the Vendor all assignments and any other documents which require execution by the Purchaser, including a share certificate evidencing 25,000 Common Shares.

4.2.3	Purchase Price. The Purchaser shall transfer its 25,000 Common Shares in satisfaction of the Purchase Price in the manner set out in Section 2.3 hereof as well as payment of $125,000.

Article 5
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1                           Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Agreement and in any document executed and delivered in connection with the completion of the transactions contemplated herein shall survive the Closing and, notwithstanding such Closing and notwithstanding any investigations made by or on behalf of the parties hereto, shall continue in full force and effect from and after the Closing Date as follows:

5.1.1	as to all warranties and representations, for a period of 1 year following the Closing Date; and

5.1.2	as to all covenants and obligations of the parties, until performed in full.

Without limiting the generality of Section 5.1.2, the parties hereto agree that all indemnities contained herein, except as otherwise specifically set forth herein, shall survive for one (1) year from Closing.

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Article 6
INDEMNIFICATION

6.1                           Vendor Indemnification. The Vendor hereby agrees to indemnify and save harmless the Purchaser for and from any Losses suffered by the Purchaser as a result of (i) any breach of representation or warranty on the part of the Vendor contained in this Agreement or in any agreement, certificate or document delivered pursuant to this Agreement, and (ii) any breach or non-performance by the Vendor of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or document delivered pursuant to this Agreement. Notwithstanding the foregoing, the total liability of the Vendor pursuant to this section shall not exceed the Purchase Price.

6.2                           Purchaser Indemnification. The Purchaser hereby agrees to indemnify and save harmless the Vendor for and from any Losses suffered by the Vendor as a result of (i) any breach of representation or warranty on the part of the Purchaser contained in this Agreement or in any agreement, certificate or document delivered pursuant to this Agreement, and (ii) any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or document delivered pursuant to this Agreement. The remaining provisions of this Article setting out the terms and conditions of the indemnity of the Vendor in favour of the Purchaser shall apply to the Purchaser’s indemnity of the Vendor, mutatis mutandis.

6.3                           Notice of Claim. A Party (the “Indemnitee”) shall promptly give notice to the other Party (the “Indemnitor”) of any claim for indemnification pursuant to Article 6 (a “Claim”, which term shall include more than one Claim). Such notice shall specify with reasonable particularity (to the extent that the information is available):

6.3.1	the factual basis for the Claim; and

6.3.2	the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

Any Claim arising as a result of a breach of a representation or warranty contained in Appendix 2 or Appendix 3 shall be made not later than the date on which, pursuant to Section 5.1, such representation or warranty terminated.

6.4           Procedure for Indemnification.

6.4.1	Investigation of Claim. Following receipt of notice from the Indemnitee of a Claim, the Indemnitor shall have 30 days to make such investigation of the Claim as the Indemnitor considers necessary or desirable. For the purpose of such investigation, the Indemnitee shall make available to the Indemnitor the information relied upon by the Indemnitee to substantiate the Claim.

6.4.2	Third Party Claims. With respect to any Third Party Claim, the Indemnitee shall have the right, at its own expense, to participate in, or assume control of, the negotiation, settlement or defence of such Third Party Claim at its discretion.

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6.4.3	Cooperation. The Indemnitor and the Indemnitee shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully informed with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

6.5                           Interest on Claims. The amount of any Claim submitted under Section 6.1 shall bear interest from and including the date the Indemnitee is required to make payment in respect thereof at the prime lending rate of interest expressed at a rate per annum which Royal Bank of Canada establishes as a reference rate of interest for commercial demand loans in Canadian dollars, calculated from and including such date to but excluding the date reimbursement of such Claim by the Indemnitor is made, and the amount of such interest shall be deemed to be part of such Claim.

6.6                           Purchase Price Adjustment. The parties hereto agree that any amount paid pursuant to this Article for any breach of representation or warranty on the part of either the Vendor or the Purchaser contained in this Agreement or in any agreement, certificate or document delivered pursuant to this Agreement shall constitute an adjustment to the Purchase Price.

6.7                           Exclusive Remedy. From and after Closing, no party hereto shall be liable or responsible in any manner whatsoever to the other parties, whether for indemnification or otherwise, except for indemnity expressly provided in this Article, which provide the exclusive remedies and causes of action of the parties hereto with respect to any matter arising out of or in connection with this Agreement or any agreement, certificate or other document delivered pursuant hereto.

Article 7
GENERAL MATTERS

7.1                           Location and Time of Closing. The closing of the transactions contemplated by this Agreement shall take place at the Time of Closing at the offices of the Purchaser’s counsel.

7.2                           Assignment. No party may assign its rights or benefits under this Agreement, without the prior written consent of the other party hereto (such consent not to be unreasonably withheld or delayed). In the event of an assignment contemplated above, any reference in this Agreement to the assignor shall be deemed to include the assignee. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

7.3                           Expenses. Except as provided in this Agreement, each of the parties hereto shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by it, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the transactions contemplated hereby.

7.4                           Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

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(a)	if to the Purchaser:

Tonix Pharmaceuticals (Barbados) Ltd.

c/o Chancery Corporate Services Limited

Chancery House

High Street, Bridgetown

St. Michael BB11128

Barbados, W.I.

Attention: Jamar Arthur-Selman

Telephone No.: 1-246 431-0070

Facsimile No.: 1-246 431-0076

Email: jarthurselman@ccslbb.com

(b)	if to the Vendor:

Starling Pharmaceuticals, Inc.

245 E. 93rd St. 14E

New York, NY 10128

Attention: Mr. Seth Lederman

Telephone No.: 1-212-980-9155 x103

Facsimile No. 1-212-923-5700

Email Seth.Lederman@TonixPharma.com

7.5                           Time of Essence. Time is of the essence of this Agreement.

7.6                           Further Assurances. Each of the parties hereto shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as any other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement.

7.7                           Counterparts. This Agreement may be signed in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

Signature Page to Follow

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TONIX PHARMACEUTICALS (BARBADOS) LTD.

By:	/s/ TREVOR A. CARMICHAEL
Name: Sir Trevor A. Carmichael
Title: Director

By:	/s/ SETH LEDERMAN
Name: Dr. Seth Lederman
Title: Director

By:
CHANCERY CORPORATE SERVICES LIMITED
Title: Director

Per: /s/ JAMAR ARTHUR-SELMAN
Jamar Arthur-Selman
Director

STARLING PHARMACEUTICALS, INC.

By:	By: /s/ SETH LEDERMAN
Name: Seth Lederman
Title: Director

APPENDIX 1

DEFINITIONS

“Agreement” means this Agreement and all schedules attached to this Agreement, in each case as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement; and unless otherwise indicated, references to Articles and sections are to Articles and sections in this Agreement;

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the State of Delaware;

“Charge” means any charge, encumbrance, hypothec, lien, mortgage, pledge, privilege, prior claim, security interest or title retention agreement of any nature or kind.

“Claim” has the meaning attributed to such term in Section 6.3;

“Closing” means the closing of the transactions contemplated by this Agreement;

“Closing Date” means March 18, 2014, or such other date as may be agreed upon by the parties hereto;

“Common Shares” means the common shares in the capital of the HoldCo;

“Constating Documents” means, in respect of a corporation, its articles of incorporation, its by-laws and all amendments thereto;

“HoldCo” means Tonix Pharmaceuticals Holding Corp;

“including” means “including without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Indemnitee” has the meaning attributed to such term in Section 6.3;

“Indemnitor” has the meaning attributed to such term in Section 6.3;

“Intellectual Property” means all intangible or intellectual property of any kind, including: (i) any registered or unregistered mark, trade-mark, service mark, business or trade name, domain name, distinguishing guise, logo, insignia, seal, design or symbol, including all goodwill associated therewith; (ii) works of authorship, including drawings and software; (iii) industrial or utility designs; (iv) inventions, discoveries, improvements; (v) integrated circuit topographies and mask works; and (vi) trade secrets, confidential information, ideas, formulas, compositions, know-how, processes, procedures, methodologies, techniques, formulae, calculations, designs, research and development information, data, specifications, analyses, plans, maintenance information and all other technical, research or design information;

“Intellectual Property Rights” means all rights to Intellectual Property existing under: (i) trademark law; (ii) copyright law; (iii) design patent or industrial design law; (iv) patent law; (v) semi-conductor chip or mask work law; or (vi) any other statutory provision or common law principle relating to such subject matter including trade secret law; including all grants and registrations worldwide in connection with the foregoing and all other rights with respect thereto existing other than pursuant to grant or registration; all applications for any such grant or registration, all rights to make such applications and the right to control their prosecution, rights or priority under international conventions, and all amendments, continuations, divisions and continuations-in-part of such applications, and all corrections, reissues, patents of addition, extensions and renewals of any such grant, registration or right.

“Losses” means in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising as a consequence of such matter;

“Parent” means Tonix Pharmaceuticals, Inc.;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Purchase Price” has the meaning attributed to such term in Section 2.2;

“Purchased Assets” has the meaning attributed to such term in Section 2.1;

“Purchaser” has the meaning attributed to such term in the preamble to this Agreement;

“Purchaser’s Claim” has the meaning attributed to such term in Section 6.3;

“Required Consents” means, collectively, all consents required from any Third Party in order to assign and transfer any of the Purchased Assets;

“Purchaser” has the meaning attributed to such term in the preamble to this Agreement.

APPENDIX 2

VENDOR’S REPRESENTATIONS AND WARRANTIES

2.1                           Incorporation and Status. The Vendor is duly incorporated and validly existing under the laws of the State of Delaware.

2.2                           Due Authorization. The execution and delivery of this Agreement and all other agreements, the execution of which by the Vendor is herein contemplated, have been duly authorized by all necessary corporate action and the Vendor has all requisite corporate power and authority to enter into all such agreements and to perform and discharge its obligations thereunder in accordance with their respective terms.

2.3                           Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by the Vendor and constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

2.4                           No Contravention. The execution and delivery of this Agreement and all other agreements, the execution of which is contemplated hereby by the Vendor and the observance and performance of the terms and provisions of any such agreements on its part to be observed and performed and the completion of the transactions provided for in this Agreement: (i) do not constitute a violation of applicable law or a violation or breach of the Constating Documents or, subject to obtaining the Required Consents, any provision of any contract, indenture, trust deed, bond, debenture, security agreement, agreement or other instrument to which the Vendor is a party or by which it is bound, or any order, writ, injunction, decree, statute, rule, by-law or regulation applicable to it; (ii) subject to obtaining the Required Consents, would not constitute a default (nor would with the passage of time or the giving of notice or both or otherwise, constitute a default) under any contract, indenture, trust deed, bond, debenture, security agreement or other instrument to which the Vendor is a party or by which it is bound; and (iii) would not result in the creation or imposition of any Charge on any of the property or assets of the Vendor.

2.5                           Approvals, Consents and Notices Relating to the Vendor. Except for the Required Consents, no authorization, consent or approval of, or filing with, or notice to any court or other Person is required to be obtained or given by the Vendor in connection with the execution, delivery or performance of this Agreement by the Vendor.

2.6                           Purchased Assets. The Vendor owns the Purchased Assets with good and marketable title thereto, free and clear of any Charge and of any rights or privileges capable of becoming a Charge.

2.7                           Intellectual Property. Schedule 1 contains a complete list of the Purchased Assets. The Vendor is authorized to assign the Intellectual Property to the Purchaser. The Vendor has not granted any right, title or interest in and to the Intellectual Property used by it to any other Person. The Vendor has not received any notice claiming that the development, manufacture, commercialization, sale, distribution or other use of the Purchased Assets infringes upon Intellectual Property Rights of any other Person, and is not aware of any such infringement.

2.8                           No Other Representations and Warranties. Other than as set forth in this Appendix 2, the Vendor is not making any representations or warranties.

APPENDIX 3

PURCHASER’S REPRESENTATIONS AND WARRANTIES

3.1                           Incorporation and Status. The Purchaser is a subsisting corporation validly incorporated and organized under the laws of Barbados.

3.2                           Due Authorization. The execution and delivery of this Agreement and all other agreements, the execution of which by the Purchaser is herein contemplated, have been duly authorized by all necessary corporate action and the Purchaser has all requisite corporate power and authority to enter into all such agreements and to perform and discharge its obligations thereunder in accordance with their respective terms.

3.3                           Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.4                           No Contravention. The execution and delivery of this Agreement and all other agreements, the execution of which is contemplated hereby by the Purchaser and the observance and performance of the terms and provisions of any such agreements on its part to be observed and performed and the completion of the transactions provided for in this Agreement: (i) do not constitute a violation of applicable law or a violation or breach of the Constating Documents or any provision of any contract, indenture, trust deed, bond, debenture, security agreement, agreement or other instrument to which the Purchaser is a party or by which it is bound, or any order, writ, injunction, decree, statute, rule, by-law or regulation applicable to it; (ii) would not constitute a default (nor would with the passage of time or the giving of notice or both or otherwise, constitute a default) under any contract, indenture, trust deed, bond, debenture, security agreement or other instrument to which the Purchaser is a party or by which it is bound; and (iii) would not result in the creation or imposition of any Charge on any of the property or assets of the Purchaser.

3.5                           Approvals, Consents and Notices Relating to the Purchaser. No authorization, consent or approval of, or filing with, or notice to any court or other Person is required to be obtained or given by the Purchaser in connection with the execution, delivery or performance of this Agreement by the Purchaser.

3.6                           Transfer of Common Shares. The transfer of Common Shares to Vendor is being made free and clear of any Charge.

3.7                           No Other Representations and Warranties. Other than as set forth in this Appendix 3, the Purchaser is not making any representations or warranties.

SCHEDULE 1

INTELLECTUAL PROPERTY

US Provisional Patent Number 61786728 – Radio and Chemo Protective Agents and all other patent applications claiming priority thereof, including US Nonprovisional Patent Application No. 14203733.